Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284538

Prospectus Addendum to the Prospectus Supplement dated February 14, 2025 and the accompanying Prospectus dated February 14, 2025.

The Goldman Sachs Group, Inc.

MEDIUM-TERM NOTES, SERIES B

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum, the accompanying prospectus supplement dated February 14, 2025 relating to Medium-Term Notes, Series B, and the accompanying prospectus dated February 14, 2025 in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Medium-Term Notes, Series B, with a date earlier than February 14, 2025, and a similar prospectus, with a date earlier than February 14, 2025. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated February 14, 2025 relating to Medium-Term Notes, Series B and the accompanying prospectus dated February 14, 2025 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated February 14, 2025 relating to Medium-Term Notes, Series B supersedes the earlier prospectus supplement, and the accompanying prospectus dated February 14, 2025 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated February 14, 2025 relating to Medium- Term Notes, Series B, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated February 14, 2025.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated February 14, 2025 relating to Medium-Term Notes, Series B and the accompanying prospectus dated February 14, 2025.

The offered notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 14, 2025.